Clifton Savings Bancorp, Inc. Announces
3rd Quarter Results

Clifton, New Jersey – January 31, 2014 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and nine months ended December 31, 2013. Net income was $1.76 million for the three months ended December 31, 2013, an increase of $241,000, or 15.9%, as compared to $1.51 million for the three months ended December 31, 2012. Net income for the three months ended December 31, 2013 increased primarily as a result of an increase of $292,000, or 5.0%, in net interest income and a decrease of $322,000, or 71.6%, in provision for loan losses, partially offset by an increase of $187,000, or 5.5%, in noninterest expenses.

          Net income was $4.91 million for the nine months ended December 31, 2013, a decrease of $174,000, or 3.4%, as compared to $5.08 million for the nine months ended December 31, 2012. Net income for the nine months ended December 31, 2013 decreased primarily as a result of a decrease of $269,000, or 1.5%, in net interest income, and an increase of $681,000, or 6.7%, in noninterest expenses, partially offset by a decrease of $78,000, or 10.5%, in provision for loan losses and an increase of $670,000, or 79.3%, in noninterest income.

Earnings and Dividends Per Share

           Basic and diluted earnings per common share were $0.07 for the three months ended December 31, 2013 as compared to $0.06 for the three months ended December 31, 2012. Cash dividends declared per common share were $0.06 for the three months ended December 31, 2013 as compared to $0.12 for the three months ended December 31, 2012.

          Basic and diluted earnings per common share were $0.19 for the nine months ended December 31, 2013 as compared to $0.20 for the nine months ended December 31, 2012.  Cash dividends declared per common share were $0.18 for the nine months ended December 31, 2013 as compared to $0.24 for the nine months ended December 31, 2012. The increase in dividends during the 2012 periods is due to the Company declaring and paying both its third quarter 2012 dividend and fourth quarter 2012 dividend during the quarter ended December 31, 2012.

Interest Income and Expense

          Net interest income increased $292,000, or 5.0%, for the three months ended December 31, 2013, to $6.09 million as compared to $5.80 million for three months ended December 31, 2012, reflecting an increase of $12.1 million in average net interest-earning assets partially offset by a decrease of 6 basis points in net interest margin.  Average interest-earning assets increased $72.4 million, or 7.5%, during the three months ended December 31, 2013, as compared to the three months ended December 31, 2012, which consisted of increases of $116.6 million in loans and $11.0 million in investment securities, partially offset by decreases of $43.4 million in mortgage-backed securities, and $11.8 million in other interest-earning assets. The average balance of loans increased as the Bank continues to emphasize the growth of its loan portfolio (through loan originations, as supplemented by purchased loans) while repayment levels declined as fewer borrowers sought to refinance loans. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and investment securities. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Average interest-bearing liabilities increased $60.2 million, or 7.3%, during the three months ended December 31, 2013, primarily as a result of increases of $60.0 million in borrowings, used primarily to fund loan growth. Net interest margin decreased to 2.35% for the quarter ended December 31, 2013 from 2.41% for the quarter ended December 31, 2012.  The net interest rate spread decreased to 2.19% for the quarter ended December 31, 2013, due to a 25 basis point decrease to 3.32% in the average yield earned on interest-earning assets which was partially offset by a 23 basis point decrease to 1.13% in the average rate paid on interest-bearing liabilities.

           Net interest income decreased $269,000, or 1.5%, for the nine months ended December 31, 2013, to $17.56 million as compared to $17.83 million for nine months ended December 31, 2012, reflecting a decrease of 4 basis points in net interest margin coupled with a decrease of $3.1 million in average net interest-earning assets. Average interest-earning assets increased $472,000, or 0.1%, during the nine months ended December 31, 2013, as compared to the nine months ended December 31, 2012, which consisted of an increase of $72.6 million in loans, mostly offset by decreases of $31.9 million in mortgage-backed securities, $23.6 million in investment securities, and $16.6 million in other interest-earning assets. The average balance of loans increased due to the Company’s loan growth strategy implemented during calendar year 2013. The average balance of investment securities decreased primarily due to calls of a portion of the Company’s investment portfolio in excess of purchases. Mortgage-backed securities decreased due to principal repayments and sales of securities. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Average interest-bearing liabilities increased $3.5 million, or 0.4%, during the nine months ended December 31, 2013, as a result of increases of $18.6 million in borrowings and $28.3 million in demand, savings and club accounts, partially offset by a decrease of $43.4 million in certificates of deposit.  Net interest margin decreased to 2.35% for the nine months ended December 31, 2013 from 2.39% for the nine months ended December 31, 2012, while the net interest rate spread increased 1 basis point to 2.18% for the nine months ended December 31, 2013. The increase in net interest rate spread resulted from a 28 basis point decrease to 1.18% in the average rate paid on interest-bearing liabilities, which was partially offset by a 27 basis point decrease to 3.36% in the average yield earned on interest-earning assets.

Provision for Loan Losses and Asset Quality

          The provision for loan losses decreased $322,000, or 71.6%, to $128,000 for the three months ended December 31, 2013 as compared to $450,000 for the three months ended December 31, 2012. The provision for loan losses decreased $78,000, or 10.5%, to $664,000 for the nine months ended December 31, 2013 as compared to $742,000 for the nine months ended December 31, 2012. The decreases in the provision for loan losses were mainly the result of decreases in charge-offs and nonaccrual loans. During the three and nine months ended December 31, 2013, net charge-offs totaled $28,000 and $114,000, respectively, while net charge-offs totaled $270,000 and $352,000, respectively, during the three and nine months ended December 31, 2012.  For the three months ended December 31, 2013, the entire charge-off was the result of one multi-family loan troubled debt restructuring, while the nine months included additional charge-offs on two one- to four-family residential real estate loans, net of a partial recovery from a private mortgage insurance claim on one of the loans that was charged-off in the 2012 period. For the 2012 periods, the total amount of charge-offs were related to two one- to four-family residential real estate loans.  During the three and nine month periods ended December 31, 2013, there also were normal recurring adjustments made to the historical loss and other qualitative factor components of the Bank’s general valuation allowance. Non-accrual loans decreased $1.3 million, or 22.0%, from $5.9 million at March 31, 2013 to $4.6 million at December 31, 2013, and decreased $663,000, or 12.7%, from $5.2 million at December 31, 2012. The Bank’s non-accrual policy requires loans that were previously 90 days or more delinquent to remain on a non-accrual status until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in non-accrual loans at December 31, 2013 are seven loans totaling $1.6 million that are current or less than 90 days delinquent. At December 31, 2012, ten loans totaling $1.2 million that were less than 90 days delinquent were included in non-accrual loans. The percentage of non-performing loans to total loans decreased to 0.79% at December 31, 2013, from 1.29% at March 31, 2013 and decreased 37 basis points compared to 1.16% at December 31, 2012.

Non-Interest Income

           Non-interest income increased $33,000, or 11.9%, to $311,000 for the three months ended December 31, 2013, as compared to $278,000 for three months ended December 31, 2012. The increase was mainly the result of an increase in income on bank owned life insurance.

           Non-interest income increased $670,000, or 79.3%, to $1.52 million for the nine months ended December 31, 2013, as compared to $845,000 for the nine months ended December 31, 2012, mainly due to the 2012 period including a $527,000 loss on the extinguishment  of debt and a $99,000 write-down of land held for sale. No such transactions occurred during the nine months ended December 31, 2013.  Gains on sales of securities totaled $566,000 and $647,000, respectively, in the 2013 and 2012 periods. The gains on the sales of securities in the 2013 period resulted primarily from the sale of certain mortgage-backed securities which had principal balances remaining of less than 15% of the principal balance purchased.

Non-Interest Expense

          Non-interest expense increased $187,000, or 5.5%, to $3.61 million for the three months ended December 31, 2013, as compared to $3.43 million for the three months ended December 31, 2012. The increase was primarily the result of increases of $393,000, or 23.5%, in salaries and employee benefits and $31,000, or 73.8%, in legal expense, partially offset by decreases of $73,000, or 25.6%, in directors’ compensation and $162,000, or 29.5%, in other expense. The increase in salaries and employee benefits in the 2013 period was mainly due to an increase in costs associated with the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary and benefit expense increases. Legal expense increased as the result of matters related to the hiring of a new chief executive officer.  The decrease in directors’ compensation in the 2013 period was primarily the result of an expense recorded in October 2012 in connection with a benefit payout from the directors’ retirement plan as a result of the death of a Company director.  The decrease in other expense was mainly due to a $39,000 decrease in consultants fees, coupled with a $74,000 decrease in real estate owned net operating expense.

            Non-interest expense increased $681,000, or 6.7%, to $10.91 million for the nine months ended December 31, 2013, as compared to $10.23 million for the nine months ended December 31, 2012. The increase was primarily the result of increases of $770,000, or 14.3%, in salaries and employee benefits, and $69,000, or 6.3%, in occupancy expense of premises, partially offset by a decrease of $229,000, or 15.0%, in other expense.  The increase in salaries and employee benefits in 2013 period was mainly due to an increase in costs associated with the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary and benefit expense increases. Occupancy expense of premises increased due to normal annual increases in rent, property taxes and repairs and maintenance as well as the additional expenses associated with the Bank’s loan department being moved to a new leased location in September 2012.  The decrease in other expense was mainly due to a $102,000 decrease in consultants fees, coupled with a $125,000 decrease in real estate owned net operating expense. The decrease in consulting expense is primarily due to the engagement of a consultant in connection with the hiring of a commercial lending officer in 2012 along with expenses related to a salary study.

Income Taxes

          Income taxes increased $219,000, or 31.8%, to $907,000 for the three months ended December 31, 2013, as compared to $688,000 for the three months ended September 30, 2012. Income taxes decreased $28,000, or 1.1%, to $2.59 million for the nine months ended December 31, 2013, as compared to $2.62 million for the nine months ended December 31, 2012. The increase in income taxes for the three month 2013 period was the result of higher pre-tax income and a higher effective income tax rate, while the decrease in income taxes for nine month 2013 period was the result of lower pre-tax income.  The effective income tax rate was 34.1% for the three month 2013 period compared with 31.2% for the three month 2012 period, and 34.6% for the nine month 2013 period compared with 34.0% for the nine month 2012 period.

Balance Sheet Summary

          The Company’s total assets increased $83.0 million, or 8.2%, to $1.099 billion at December 31, 2013, from $1.016 billion at March 31, 2013.  Net loans increased $120.6 million, or 26.4%, to $577.4 million at December 31, 2013 from $456.8 million at March 31, 2013 mainly due to origination volume and purchases of one- to four-family loans being significantly higher than repayment levels as a result of the Bank’s efforts to increase these loans during fiscal 2014. Also contributing to the increase in net loans was an increase in multi-family and commercial real estate loans as a result of the Bank’s establishment of a commercial loan department in late 2012. Securities, including both available for sale and held to maturity issues, decreased $27.9 million, or 5.8%, to $450.2 million at December 31, 2013, from $478.1 million at March 31, 2013 primarily as a result of investment security calls, principal repayments and sales of mortgage-backed securities. Cash and cash equivalents decreased $14.0 million, or 54.0%, to $11.9 million at December 31, 2013 from $25.9 million at March 31, 2013, as funds were redeployed into higher yielding assets.

           Total liabilities increased $78.8 million, or 9.5%, to $907.6 million at December 31, 2013 from $828.8 million at March 31, 2013.  Deposits increased $10.8 million, or 1.4%, from $763.7 million at March 31, 2013 to $774.5 million at December 31, 2013. In order to fund loan growth, borrowed funds increased $70.0 million, or 133.3%, to $122.5 million at December 31, 2013 from $52.5 million at March 31, 2013, as four borrowings totaling $70.0 million at an average rate of 0.63% were originated during the period. The average rate of outstanding borrowings as of December 31, 2013 was 1.88%. All outstanding borrowings are with the Federal Home Loan Bank of New York.

            Total stockholders’ equity increased $4.1 million, or 2.2%, to $191.5 million at December 31, 2013 from $187.3 million at March 31, 2013. The increase resulted primarily from net income of $4.91 million and $3.38 million from the exercise of stock options and  related tax benefits, partially offset by cash dividends paid of $4.65 million. At December 31, 2013, there were 26,470,164 shares of Company common stock outstanding.

            Paul Aguggia, the Company’s Chairman, Chief Executive Officer and President, stated, “Our earnings for the third quarter of 2014 increased 15.9% over the third quarter of 2013, primarily as a result of improvement in our already strong asset quality, though we did experience modest loan growth. The fact remains that our net income year to date is 3.4% behind last year’s net income. We will focus on changing our mix of assets away from investments by growing loans to the extent possible in the current rate environment, expanding our core deposit base and managing expenses.”

About the Company

            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At December 31,	At March 31,
	2013	2013
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,099,073	$1,016,084
Loans receivable, net	577,388	456,812
Cash and cash equivalents	11,901	25,896
Securities	450,203	478,127
Deposits	774,529	763,692
FHLB advances	122,500	52,500
Total stockholders' equity	191,460	187,328

	Three Months
	Ended December 31,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$8,583	$8,600
Interest expense	2,491	2,800
Net interest income	6,092	5,800
Provision for loan losses	128	450
Net interest income after
provision for loan losses	5,964	5,350
Noninterest income	311	278
Noninterest expense	3,613	3,426
Income before income taxes	2,662	2,202
Income taxes	907	688
Net income	$1,755	$1,514
Basic and diluted earnings per share	$0.07	$0.06

	Nine Months
	Ended December 31,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$25,080	$27,130
Interest expense	7,519	9,300
Net interest income	17,561	17,830
Provision for loan losses	664	742
Net interest income after
provision for loan losses	16,897	17,088
Noninterest income	1,515	845
Noninterest expense	10,910	10,229
Income before income taxes	7,502	7,704
Income taxes	2,594	2,622
Net income	$4,908	$5,082
Basic and diluted earnings per share	$0.19	$0.20

At or For the Nine	At or For the Three
Months Ended	Months Ended
December 31,	December 31,
2013	2012	2013	2012

Performance Ratios (1):
Return on average assets	0.61%	0.64%	0.64%	0.59%
Return on average equity	3.47%	3.63%	3.71%	3.24%
Interest rate spread (2)	2.18%	2.17%	2.19%	2.21%
Net interest margin (3)	2.35%	2.39%	2.35%	2.41%
Noninterest expense to average assets	1.37%	1.29%	1.32%	1.33%
Efficiency ratio (4)	57.19%	54.77%	56.43%	56.37%
Average interest-earning assets to
average interest-bearing liabilities	1.17	x	1.18	x	1.17	x	1.17	x
Average equity to average assets	17.69%	17.63%	17.27%	18.14%
Basic and diluted earnings per share	$0.19	$0.20	$0.07	$0.06
Dividends per share (5)	$0.18	$0.24	$0.06	$0.12
Dividend payout ratio (5)	94.68%	121.07%	88.26%	203.17%

Capital Ratios (6):
Core (tier 1) capital	15.27%	16.17%	15.27%	16.17%
Tier 1 risk-based capital	35.15%	39.89%	35.15%	39.89%
Total risk-based capital	35.79%	41.49%	35.79%	41.49%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.53%	0.55%	0.53%	0.55%
Allowance for loan losses as a percent of
nonperforming loans	66.87%	47.47%	66.87%	47.47%
Net charge-offs to average outstanding
loans during the period	0.02%	0.08%	0.00%	0.06%
Nonperforming loans as a percent of
total gross loans	0.79%	1.16%	0.79%	1.16%
Nonperforming assets as a percent of
total assets	0.41%	0.53%	0.41%	0.53%

Other Data:
Number of full service customer service facilities	12	12	12	12
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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(5) Reflects shares of common stock held by stockholders including Clifton MHC.
(6) Ratios are for Clifton Savings Bank and subsidiary only.